Exhibit 99.2

NEWS RELEASE

Media Contact
Daryn Teague

Teague Communications
(661) 297-5292 or teaguecomm@aol.com

Heller Financial Selects Legal Research Center

As Preferred Provider of Outsourced Legal Research

     Minneapolis - May 19, 2000 - Legal Research Center, Inc. (OTC: LRCI) today announced that Heller Financial, Inc. (NYSE: HF) has selected LRC as its preferred provider of outsourced legal research, writing and knowledge management services.

     According to Debra H. Snider, general counsel and chief administrative officer of Chicago-based Heller Financial, LRC was selected because of its passion for excellence and its commitment to customer service, technological innovation and strategic partnering.

     "The selection of LRC is part of our law department's strategic vision to develop partnerships with key law firms and legal service providers in order to obtain the highest-quality, highest-value, strategic counsel and transactional support for Heller's worldwide commercial finance business," said Snider. "LRC understands our business, brings unique value to our legal function, and is culturally committed to our business and legal service goals."

     Heller's law department is initially partnering with LRC on two significant legal service initiatives:

     1) Unbundling and outsourcing the legal research function--to enhance research support for Heller's in-house and outside counsel, reduce research costs and cycle time, and improve access to legal and factual information; and

     2) Developing a workproduct database system--to store and systematically reuse the critical knowledge generated by Heller's in-house and outside legal counsel and service providers.

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Heller Financial Selects Legal Research Center As Preferred Provider
Page Two

     "Heller's law department has discovered a new and better way to practice corporate law," said James Seidl, president of LRC. "By pioneering a revolutionary business dynamic called `transactional strategic partnering', Heller has experienced corporate-wide improvements in legal service quality, productivity, and cost-efficiency, while at the same time delivering increased revenue to its strategic partners. The Heller Story is the most exciting success story in the legal profession today. We are honored to join the Heller legal team and committed to its continuing success."

     Heller Financial, Inc., (http://www.hellerfinancial.com) is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With nearly $19 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral- and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The Forbes 500 company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges.

     Minneapolis-based Legal Research Center (http://www.lrci.com) offers industry-leading legal research and writing services to attorneys in corporate and private practice throughout the world. Founded in 1978, LRC's workproducts include compliance-related multijurisdictional surveys, office memoranda, and formal court-ready documents such as trial and appellate briefs. LRC's knowledge management offerings include workproduct database design and facilitation, website content creation, and compliance training services. LRC has a core staff of more than 100 research attorneys, editors and administrators. Additionally, LRC accesses a global network of more than 4500 legal subject-matter experts who work in conjunction with LRC's core staff on selected assignments. LRC's research attorneys are honors graduates who have practiced law for at least two years, and many for over 25, in major law firms and corporate law departments throughout the United States.

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